Exhibit 4.1

EXECUTION VERSION

NINTH AMENDMENT TO CREDIT AGREEMENT

This Ninth Amendment to Credit Agreement (this “Amendment”) is entered into as of June 17, 2021, by and among SILVERCREST ASSET MANAGEMENT GROUP LLC, a Delaware limited liability company (“Silvercrest”), SILVERCREST INVESTORS LLC, a Delaware limited liability company (“Silvercrest Investors”), SILVERCREST INVESTORS II LLC, a Delaware limited liability company (“Silvercrest Investors II”), SILVERCREST FINANCIAL SERVICES, INC., a New York corporation (“Silvercrest Financial”, and together with Silvercrest, Silvercrest Investors, and Silvercrest Investors II, each, a “Borrower”, and collectively, “Borrowers”), and CITY NATIONAL BANK, a national banking association (“Lender”).

RECITALS

A.	Borrowers and Lender are parties to that certain Credit Agreement, dated as of June 24, 2013 (as heretofore amended, supplemented or otherwise modified, the “Credit Agreement”).
B.

As of the date hereof, the aggregate principal amount of all Revolving Loans outstanding under the Credit Agreement is $0, the amount of Letter of Credit Usage is $585,667 and the aggregate principal amount of all Term Loans outstanding under the Credit Agreement is $11,700,000.

C.	Borrowers have requested that the Credit Agreement be amended, and Lender is willing to agree to such amendment on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the other mutual covenants contained herein, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

1.	Definitions. Capitalized terms used in this Amendment without definition shall have the meanings set forth in the Credit Agreement.
2.	Amendments to Credit Agreement.
(a)	A following new terms are hereby added to Section 1.1 of the Credit Agreement in the appropriate alphabetical positions:

““Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.15(e).”

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““Benchmark” means, initially, USD LIBOR; provided that if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to USD LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.15(b).”

““Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Lender for the applicable Benchmark Replacement Date:

(1)the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;

(2)the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;

(3)the sum of: (a) the alternate benchmark rate that has been selected by the Lender as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar -denominated syndicated or bilateral credit facilities at such time and (b) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Lender in its reasonable discretion. If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.”

““Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1)for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Lender:

(a)

the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant

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Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;
(b)

the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(2)for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Lender for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated or bilateral credit facilities;

provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Lender in its reasonable discretion.”

““Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions and other technical, administrative or operational matters) that the Lender decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Lender in a manner substantially consistent with market practice (or, if the Lender decides that adoption of any portion of such market practice is not administratively feasible or if the Lender determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Lender decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).”

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““Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2)in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or

(3)in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to Administrative Borrower, so long as the Lender has not received, by 5:00 p.m. (Los Angeles time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to Administrative Borrower, written notice of objection to such Early Opt-in Election from Administrative Borrower.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).”

““Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a

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resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the of such Benchmark (or such component) administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).”

““Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.15 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.15.”

““Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.”

““Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Lender in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if the Lender decides that any such convention is not administratively feasible for the Lender, then the Lender may establish another convention in its reasonable discretion.”

““Early Opt-in Election” means, if the then-current Benchmark is USD LIBOR, the occurrence of:

(1)a determination by the Lender that at least five currently outstanding Dollar-denominated syndicated or bilateral credit facilities at such

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time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such credit facilities are identified in the notice to Administrative Borrower described in clause (2) below and are publicly available for review), and

(2)the election by the Lender to trigger a fallback from USD LIBOR and the provision by the Lender of written notice of such election to Administrative Borrower.”

““Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to USD LIBOR.”

““ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.”

““Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is USD LIBOR, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not USD LIBOR, the time determined by the Lender in its reasonable discretion.”

““Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.”

““SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.”

““SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).”

““SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.”

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““Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.”

““Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.”

““USD LIBOR” means the London interbank offered rate for Dollars.”

(b)

The terms “ISDA Alternative Rate”, “LIBOR Successor Rate”, “LIBOR Successor Rate Conforming Changes”, “LIBOR Suspension Date”, “LIBOR Suspension Events”, and “Scheduled Unavailability Date” set forth in Section 1.1 of the Credit Agreement are hereby deleted in their entirety.

(c)	The term “Revolving Credit Maturity Date” set forth in Section 1.1 of the Credit Agreement is hereby amended in its entirety to read as follows:

““Revolving Credit Maturity Date” means the earlier of (a) June 18, 2022 and (b) such earlier date on which the Obligations shall become due and payable in accordance with the terms of this Agreement and the other Loan Documents.”

(d)	Section 2.15 of the Credit Agreement is hereby amended in its entirety to read as follows:

“2.15Inability to Determine Rates.

(a)Subject to clauses (b) through (f) of this Section 2.15, if Lender, on any Eurodollar Business Day, is unable to determine the Base LIBOR Rate applicable for a new, continued, or converted LIBOR Rate Loan for any reason, or any law, regulation, or governmental order, rule or determination, makes it unlawful for Lender to make a LIBOR Rate Loan, Borrowers’ right to select LIBOR Rate Loans will be suspended until Lender is again able to determine the Base LIBOR Rate or make LIBOR Rate Loans, as the case may be.  During such suspension, new Loans, outstanding Base Rate Loans, and LIBOR Rate Loans whose Interest Periods terminate may only be Base Rate Loans; provided that, if Lender is unable to determine the Base LIBOR Rate for a Term Loan subject to an Interest Hedging Instrument, then during such period of inability, the Term Loan shall bear interest at the alternative rate provided for in the Interest Hedging Instrument.  Any such determination shall, in the absence of manifest error, be conclusive and binding for all purposes.

(b)Notwithstanding anything to the contrary herein or in any other Loan Document if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then,

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(x)if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, in connection with a Benchmark Transition Event, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and

(y)if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, or in connection with an Early Opt-in Election, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (Los Angeles time) on the tenth (10th) Business Day after the date notice of such Benchmark Replacement is provided to Administrative Borrower without any amendment to this Agreement or any other Loan Document, or further action or consent of Borrowers, so long as the Lender has not received, by such time, written notice of objection to such Benchmark Replacement from Administrative Borrower.

(c)In connection with the implementation of a Benchmark Replacement, the Lender will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of Borrowers.

(d)The Lender will promptly notify Administrative Borrower of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Lender pursuant to this Section 2.15 including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from Borrowers, except, in each case, as expressly required pursuant to this Section 2.15.

(e) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or USD LIBOR) and either (A) any tenor for such

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Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Lender in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Lender may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Lender may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)Upon Administrative Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, Borrowers may revoke any request for a Borrowing of, conversion to or continuation of LIBOR Rate Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, Borrowers will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans.  During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate, if any, based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.”

3.	Costs and Expenses. Borrowers shall pay to Lender the costs and expenses incurred by Lender in connection with this Amendment, including but not limited to, attorney’s fees and costs.
4.

Amendment Fee. In consideration of the agreements set forth herein, Borrowers shall pay to Lender an amendment fee in the amount of $10,000 (the “Amendment Fee”), which fee is non-refundable when paid and is fully-earned as of the date of this Amendment.  The Amendment Fee shall be paid in full on the date of this Amendment.

5.	Conditions Precedent. This Amendment shall become effective upon the fulfillment of all of the following conditions to Lender’s satisfaction:
(a)	Lender shall have received this Amendment duly executed by Borrowers.
(b)	Lender shall have received an Acknowledgment and Agreement of Guarantor and Obligor set forth at the end of this Amendment duly executed by the Person set forth in the signature page thereof.
(c)	Lender shall have received the Amendment Fee.
(d)	The representations and warranties set forth herein shall be true and correct in all material respects.

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(e)	All other documents and legal matters reasonably required in connection with this Amendment shall be reasonably satisfactory in form and substance to Lender and its counsel.
6.	Reference to and Effect on the Loan Documents.
(a)

Upon and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified and amended hereby.

(b)

The Credit Agreement and all other Loan Documents, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed and shall constitute the legal, valid, binding and enforceable obligations of each Borrower to Lender without defense, offset, claim or contribution, except as enforcement may be affected by: (a) bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally, and (b) the limitation of certain remedies by certain equitable principles of general applicability.

(c)

The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of Lender under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

7.

Ratification.  Each Borrower hereby restates, ratifies and reaffirms each and every term and condition set forth in each Loan Document to which it is a party, in each case as amended hereby, effective as of the date hereof.

8.	Representations and Warranties. Each Borrower represents and warrants as follows:
(a)

Requisite Power and Authorization.  Each Borrower has all requisite power to execute and deliver this Amendment.  The execution, delivery, and performance by each Borrower of this Amendment have been duly authorized by each Borrower and all necessary action in respect thereof has been taken, and the execution, delivery, and performance thereof do not require any consent or approval of any other Person that has not been obtained.

(b)

Binding Agreement.  This Amendment, when executed and delivered by Borrowers, will constitute, the legal, valid, and binding obligations of Borrowers, enforceable against Borrowers in accordance with its terms, except as the enforceability hereof may be affected by: (a) bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally, and (b) the limitation of certain remedies by certain equitable principles of general applicability.

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(c)

Representations and Warranties.  The representations and warranties contained in the Loan Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representation or warranty already qualified by materiality in the text thereof) on and as of the date of the date hereof as though made on and as of the date hereof, except to the extent that such representations and warranties expressly relate to an earlier date, in which case they are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representation or warranty already qualified by materiality in the text thereof) as of such earlier date.

(d)	No Default. Immediately after giving effect to the terms of this Amendment, no event has occurred and is continuing that constitutes an Unmatured Event of Default or Event of Default.
9.

Counterparts.  This Amendment may be executed by means of (a) an electronic signature that complies with the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, or any other relevant and applicable electronic signatures law; (b) an original manual signature; or (c) a faxed, scanned, or photocopied manual signature.  Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature.  Lender reserves the right, in its sole discretion, to accept, deny, or condition acceptance of any electronic signature on this Amendment.  This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.  Delivery of an executed electronic counterpart of a signature page to this Amendment will be as effective as delivery of a manually executed counterpart of this Amendment.

10.

Governing Law.  THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE CHOICE OF LAW PROVISIONS SET FORTH IN, AND SHALL BE SUBJECT TO THE DISPUTE RESOLUTION PROVISIONS OF, THE CREDIT AGREEMENT.

[Signatures follow]

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

BORROWERS:

SILVERCREST ASSET MANAGEMENT GROUP LLC,
a Delaware limited liability company

SILVERCREST INVESTORS LLC,
a Delaware limited liability company

SILVERCREST INVESTORS II LLC,
a Delaware limited liability company

By:SILVERCREST L.P.,
a Delaware limited partnership,
its Managing Member

By:SILVERCREST ASSET
MANAGEMENT GROUP INC.,
a Delaware corporation,
its General Partner

By:/s/ Scott A. Gerard

Name:Scott Gerard

Title:Chief Financial Officer

SILVERCREST FINANCIAL SERVICES, INC., a New York corporation

By:/s/ Scott A. Gerard

Name:Scott Gerard
Title:Chief Financial Officer

[Ninth Amendment to Credit Agreement]

LENDER: CITY NATIONAL BANK By: /s/ Jennifer Velez Name:Jennifer Velez Title:Senior Vice President

[Ninth Amendment to Credit Agreement]

ACKNOWLEDGMENT AND AGREEMENT OF GUARANTOR
AND OBLIGOR

The undersigned, being a Guarantor pursuant to a General Continuing Guaranty, dated as of June 24, 2013 (the “Guaranty”), executed by the undersigned in favor of City National Bank (“Lender”), and an Obligor pursuant to an Intercompany Subordination Agreement, dated as of June 24, 2013 (the “Subordination Agreement”), hereby (i) acknowledges receipt of the foregoing Amendment; (ii) consents to the terms and execution, delivery and performance thereof; (iii) reaffirms all obligations to Lender pursuant to the terms of the Guaranty and Subordination Agreement; and (iv) acknowledges that Lender may amend, restate, extend, renew or otherwise modify the Loan Documents and any indebtedness or agreement of the Borrowers, or enter into any agreement or extend additional or other credit accommodations, without notifying or obtaining the consent of the undersigned and without impairing the obligations of the undersigned under the Guaranty or Subordination Agreement.

SILVERCREST L.P.,

a Delaware limited partnership

By:SILVERCREST ASSET MANAGEMENT
GROUP INC.,
a Delaware corporation,
its General Partner

By:/s/ Scott A. Gerard

Name:Scott Gerard

Title:Chief Financial Officer

[Ninth Amendment to Credit Agreement]